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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K




                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934



        Date of Report (Date of Earliest Event Reported): March 29, 2000


                          PULASKI FURNITURE CORPORATION
             (Exact name of registrant as specified in its charter)



          Virginia                        0-314                  54-0594965
(State or other jurisdiction      (Commission File No.)        I.R.S. Employer
      of incorporation)                                     (Identification No.)


                                  P.O. Box 1371
                                1 Pulaski Square
                             Pulaski, Virginia 24301
                    (Address of principal executive offices)



                                 (540) 980-7330
              (Registrant's telephone number, including area code)


                                       N/A
         (former name or former address, if changed since last report)
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Item 5.           Other Items.

         On March 29, 2000, Pulaski Furniture Corporation (the "Company"), Pine Holdings, Inc. ("Parent") and Pine Acquisition Corp., a wholly owned subsidiary of Parent ("Purchaser"), entered into an Agreement and Plan of Merger, dated as of March 29, 2000 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. Parent is an affiliate of Quad-C Management, Inc., a Virginia based private equity fund. Upon completion of the transactions contemplated by the Merger Agreement, the Company's President and Chief Executive Officer, Mr. John
C. Wampler and the Company's senior management team will be minority investors in Parent. The Merger Agreement provides for Purchaser to commence a cash tender offer (the "Offer") by April 7, 2000 for all of the shares of common stock of the Company (the "Common Stock"), together with the associated rights to purchase Series A Cumulative Preferred Stock issued pursuant to the Amended and Restated Rights Agreement, dated as of December 15, 1997, between the Company and First Union National Bank (the "Rights Agreement") (the "Rights," and together with the Common Stock, the "Shares"), at a price of $22.50 per Share, net to the seller in cash, upon the terms and subject to the conditions contained in the Merger Agreement. The Merger Agreement further provides that, as soon as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement (including, without limitation, the consummation of the Offer), and in accordance with the relevant provisions of the Virginia Stock Corporation Act, as amended, Purchaser will be merged (the "Merger") with and into the Company. Following the consummation of the Merger, the Company will continue as the surviving corporation. In the Merger, the holders of Shares
(other than the Company's senior management team, Parent, Purchaser or any subsidiary of any of the foregoing) will receive the same per Share consideration as is paid to holders of Shares in the Offer. The foregoing is qualified in its entirety by reference to the complete text of the Merger Agreement which is filed as Exhibit 2.2 hereto. The schedules to the Merger Agreement are omitted in accordance with the instructions to Item 601(b)(2) of Regulation S-K. Such schedules are referenced in the Merger Agreement, and the Company hereby undertakes to supply the Securities and Exchange Commission supplementally with a copy of any such schedules upon request.

         In connection with the Merger Agreement, the Company executed an Amendment to Rights Agreement, dated as of March 29, 2000, between the Company and First Union National Bank (the "Amendment"). The Amendment provides, among other things, that (i) certain provisions of the Rights Agreement will not apply to the transactions undertaken pursuant to the Merger Agreement, (ii) none of Parent, Purchaser, their affiliates or associates or any Management Shareholder shall be deemed an "Acquiring Person" (as such term is defined in the Rights Agreement) as a result of the transactions contemplated by the Merger Agreement, and (iii) the Merger Agreement will not cause the occurrence of a Distribution Date, Stock Acquisition Date or Triggering Event (as such terms are defined in the Rights Agreement). Filed herewith as Exhibit 4.2, is a copy of the Amendment.

         Filed herewith as Exhibit 3.3 is an amendment to the Company's Bylaws approved on March 29, 2000 by the Board of Directors to provide that Article
14.1 of the Virginia Stock Corporation Act shall not apply to acquisitions of shares of capital stock of the Company.

         Filed herewith as Exhibit 99.1 is a copy of the press release issued by the Company on
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March 29, 2000 announcing the execution of the Merger Agreement.

         The materials filed as exhibits hereto contain forward-looking statements within the meaning of the safe harbor provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), including statements regarding the operations of the Company during the interim period between the execution of the Merger Agreement and the consummation of the transactions contemplated thereby. The forward-looking statements are subject to various risks and uncertainties. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not vary materially from its expectations. Factors that could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers, changes in the demand for the Company's products, increases in the cost of the products, changes in the market in general and fluctuations in currencies. Other risk factors are detailed from time to time in the reports under the Exchange Act of the Company.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (c)  Exhibits

         2.2 Agreement and Plan of Merger, dated as of March 29, 2000, by and among the Company, Pine Holdings, Inc. and Pine Acquisition Corp.

         3.3 Amendment of the Bylaws of Pulaski Furniture Corporation adopted by the Board of Directors at a meeting of the Board held on March 29, 2000.

         4.4 Amendment to Rights Agreement dated as of March 29, 2000, between the Company and First Union National Bank.

         99.1 Press Release of Pulaski Furniture Corporation issued on March 29, 2000.


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                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              PULASKI FURNITURE CORPORATION

 .

 Date: March 31, 2000                         By: /s/ Harry H. Warner
                                                 -------------------
                                                 Name: Harry H. Warner
                                                 Title:   Chairman of the Board


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